Exhibit 4.2

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

December 13, 2021

B. Riley Securities, Inc.

299 Park Avenue

New York, NY 10171

Re: Amendment to Registration Rights Agreement dated April 15, 2021

Ladies and Gentlemen:

This amendment (this “Amendment”), having been approved by the Requisite Holders, amends that certain Registration Rights Agreement dated April 15, 2021 (the “Registration Rights Agreement”) between Applied Blockchain, Inc. and B. Riley Securities, Inc. Capitalized terms used but not otherwise defined herein have the meaning set forth in the Registration Rights Agreement.

Section 3(o) of the Registration Rights Agreement is hereby replaced in its entirety by the following:

“(o)      The Company’s obligation to file the Resale Shelf Registration Statement pursuant to Section 2(a) shall not be affected by the filing or effectiveness of a registration statement on Form S-1 or such other form under the Securities Act providing for the initial public offering of the Common Stock (the “IPO Registration Statement”). In connection with the IPO Registration Statement, the holders will be subject to the terms of a lock-up set forth on Annex C. The Company will not permit the IPO Registration Statement to go effective prior to the effectiveness of the Resale Shelf Registration Statement.”

A new Section 3(p) set forth below is added to the Registration Rights Agreement:

“(p)      If the Company sends a notice to Holders under Section 3(c) or 3(i) as to a deficiency in the reliance on the use of the Prospectus, the Holders shall cease any sales under the Prospectus until receipt of further notice from the Company that such deficiency has been cured.”

Annex C attached hereto is added to the Registration Statement.

Except as modified by this Amendment, the Registration Rights Agreement remains unmodified and in full force and effect.

This Amendment may be signed by the parties in counterparts, which together shall constitute one and the same agreement among the parties.

[Signature page follows]

Very truly yours,

APPLIED BLOCKCHAIN, INC.

By:	/s/ Wes Cummins
Name: Wes Cummins
Title: Chief Executive Officer, President and Secretary

Accepted and agreed to as of the date first above written:

B. Riley Securities, Inc.

By:	/s/ Andy Moore
Name: Andy Moore
Title: CEO

[Amendment to Series C Registration Rights Agreement]

Annex C

Lock-Up Agreement

____________, 2021

B. Riley Securities, Inc.

   as Representative of the several Underwriters

c/o B. Riley Securities, Inc.

299 Park Avenue

New York, NY 10171

Re: Applied Blockchain, Inc. – Restriction on Stock Sales

Ladies and Gentlemen:

This letter agreement is delivered to you pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by Applied Blockchain, Inc., a Nevada corporation, as issuer (the “Company”), and B. Riley Securities, Inc., as representative of the underwriters (the “Representative”). Upon the terms and subject to the conditions of the Underwriting Agreement, the Underwriters intend to effect a public offering of shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”), as described in and contemplated by the registration statement of the Company on Form S-1, File No. 333-261278 (the “Registration Statement”), initially filed with the Securities and Exchange Commission on November 22, 2021, as amended (the “Offering”). Terms used herein, but not defined, shall have the meaning ascribed to them in the Underwriting Agreement.

The undersigned recognizes that it is in the best financial interests of the undersigned, as an owner of the Company’s preferred stock, Common Stock, or other securities convertible into or exchangeable for Common Stock of the Company (collectively, “Common Stock Equivalents”), including equity interests of any other entity which may be deemed to beneficially own Common Stock Equivalents pursuant to the Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all such Common Stock Equivalents and equity interests, the “Company Securities”), that the undersigned not sell Company Securities for a reasonable period following the Offering.

The undersigned further recognizes that the Company Securities held by the undersigned are, or may be, subject to certain restrictions on transferability, including those imposed by United States federal securities laws. Notwithstanding these restrictions, the undersigned has agreed to enter into this letter agreement.

Therefore, as an inducement to the Underwriters to execute the Underwriting Agreement, the undersigned hereby acknowledges and agrees that the undersigned will not, and will not cause or direct any of its affiliates to, without the prior written consent of the Representative, directly or indirectly, (1) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any Company Securities or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Company Securities held by the undersigned or acquired by the undersigned after the date hereof, or that may be deemed to be beneficially owned by the undersigned (collectively, the “Lock-Up Shares”), pursuant to the Rules and Regulations promulgated under the Act, and the Exchange Act, for a period (the “Lock-Up Period”) commencing on the date hereof and ending 60 days after the date of the Underwriting Agreement, inclusive, or (2) engage in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead to or result in a Disposition of Lock-Up Shares during the Lock-Up Period, even if such Lock-Up Shares would be disposed of by someone other than such holder, and such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Shares.

Notwithstanding the agreement not to make any Disposition during the Lock-Up Period, the Underwriters have agreed that the foregoing restrictions shall not apply to:

(1)	any Disposition or transfer of Lock-Up Shares to a family member;

(2)	any Disposition or transfer to a trust, family limited liability company or like entity formed for the direct or indirect benefit of the undersigned or the family member of the undersigned;

(3)	any Disposition or transfer to a trust, partnership, limited liability company or entity in which all of the voting interests are owned by the undersigned or the undersigned’s immediate family members;

(4)	any bona fide gift or for bona fide estate planning;

(5)	any Disposition or transfer of Lock-Up Shares by will, testate or intestate succession or by operation of law, pursuant to a court or regulatory agency order or a qualified domestic order, or in connection with a divorce settlement or separation agreement;

(6)	any transfer of Lock-Up Shares solely to cover applicable withholding taxes due upon the vesting of stock-based awards under the Company’s equity compensation plans;

(7)	the conversion or exchange of convertible or exchangeable Company Securities outstanding as of the date of this letter agreement, it being understood that any Common Stock issued upon such exchanges or conversions will be subject to the restrictions of this agreement;

(8)	the forfeiture or surrender to the Company of Lock-Up Shares for failure to achieve vesting requirements associated with such Lock-Up Shares;

(9)	Dispositions or forfeiture of Lock-Up Shares of the undersigned or the retention of Lock-Up Shares by the Company (i) to satisfy tax withholding obligations in connection with the exercise of options to purchase Shares, the vesting of restricted stock units or performance shares or the settlement of deferred stock units of the Company or (ii) in payment of the exercise or purchase price with respect to the exercise of options to purchase Shares, the vesting of restricted stock units or performance shares or the settlement of deferred stock units of the Company;

(10)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Shares during the Lock-up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(11)	the Disposition or transfer of Lock-Up Shares pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act prior to the date of this letter agreement;

(12)	any Disposition or transfer of Lock-Up Shares pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors of the Company, made to all holders of the Company Securities involving a Change of Control (as defined below) (including any support or voting agreement entered into in connection therewith), provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Shares of the undersigned shall remain subject to the restrictions contained in this letter agreement;

(13)	distributions, transfers or Dispositions of Lock-Up Shares (i) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlled or managed by the undersigned or affiliates of the undersigned (collectively, “Affiliates”), or (ii) as part of a distribution, transfer or disposition without consideration by the undersigned to its stockholders, current or former partners (general or limited), members, beneficiaries, or other equity holders, or to the estates of such stockholders, partners, members, beneficiaries or other equity holders; or

(14)	the conversion of the outstanding preferred stock of the Company into shares of Common Stock prior to or in connection with the Offering; provided that any such shares of Common Stock received upon such conversion shall be subject to the terms of this letter agreement;

provided that in the case of any transfer, gift or other disposition pursuant to the immediately preceding clauses (1), (2), (3), (4), (5) or (13), except in the case of a bona fide gift to a charitable organization, the transferee, trust, donee or other recipient agrees to be bound in writing by the terms of this letter agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than required filings under Section 16(a) and Section 13(d) or 13(g) of the Exchange Act and any filings made after the expiration of the Lock-Up Period). For purposes of clauses (1), (2) and (3) above, “family member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law. For purposes of clause (12) above, “Change of Control” shall mean any bona fide third-party tender offer, merger, amalgamation, consolidation or other similar transaction the result of which would be that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of the voting stock of the Company.

Furthermore, the undersigned may, during the Lock-Up Period, sell shares of Common Stock purchased by the undersigned in the Offering or on the open market following the closing of the Offering if and only if (i) such sales are not required to be reported in any public report or filing under the Exchange Act and (ii) the undersigned does not otherwise voluntarily effect any public report or filing regarding such sales.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this agreement and that this agreement has been duly authorized (if the undersigned is not a natural person), executed and delivered by the undersigned and is a valid and binding agreement of the undersigned.

This agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state.

It is understood that, if (i) either the Representative, on behalf of the Underwriters, on the one hand, or the Company, on the other hand, advising the other in writing prior to the execution of the Underwriting Agreement that they have determined not to proceed with the Offering, (ii) the Underwriting Agreement does not become effective on or before February 15, 2022, (iii) the Underwriting Agreement (other than the provisions thereof that survive termination) is terminated prior to payment for and delivery of the Shares, or (iv) the Registration Statement is withdrawn, the obligations under this letter agreement shall automatically terminate.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Lock-Up Shares if such transfer would constitute a violation or breach of this letter agreement. This letter agreement shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned. Capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Underwriting Agreement.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

By:

Print Name:

[Signature Page to Lock-Up Agreement]